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                                                                    EXHIBIT 12.1


               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                             Six Months
                                                  Year Ended December 31,      Ended
                                                  -----------------------     June 30,
                                                     1998         1999          2000
                                                  ----------   ----------    ----------
Fixed Charges:
 Interest Expense...............................  $   76,877   $  263,633    $  208,036
 Capitalized Expenses Related to Indebtedness...      10,189       56,398        22,832
  Total Adjusted Fixed Charges..................      87,066      320,031       230,868

Earnings:
 Net Earnings...................................   2,025,870    3,809,424     1,918,512
 Fixed Charges..................................      87,066      320,031       230,868
                                                  ----------   ----------    ----------
  Total Adjusted Earnings.......................  $2,112,936   $4,129,455    $2,149,380
                                                  ==========   ==========    ==========

Ratio of Earnings to Fixed Charges..............       24.27%       12.90%        9.31%